EXHIBIT 99.b

Report of Independent Auditors

To the Board of Directors and Stockholder of Transwestern Pipeline Company:

In our opinion, the accompanying balance sheet and the related statements of operations, stockholder’s equity and cash flows present fairly, in all material respects, the financial position of Transwestern Pipeline Company (the Company) at December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1, the Company has restated its financial statements, which were previously audited by other independent auditors, for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 1, 2005

EXHIBIT 99.b

TRANSWESTERN PIPELINE COMPANY
BALANCE SHEET
(In Thousands)

December 31,
2003
(Restated)
ASSETS

Current Assets
Cash and cash equivalents	$20,557
Accounts receivable - customers, net of allowance of $127	15,838
Transportation and exchange gas receivable	3,370
Regulatory assets	6,692
Other	5,960

Total Current Assets	52,417

Property, Plant and Equipment, at Cost	1,067,854
Less - Accumulated depreciation and amortization	(138,759)

Property, Plant and Equipment, Net	929,095

Other Assets
Deferred income taxes	26,637
Regulatory assets	62,313
Other	26,175

Total Other Assets	115,125

Total Assets	$1,096,637

The accompanying notes are an integral part of these financial statements.

TRANSWESTERN PIPELINE COMPANY
BALANCE SHEET
(In Thousands, Except Share Data)

December 31,
2003
(Restated)
LIABILITIES AND STOCKHOLDER’S EQUITY

Current Liabilities
Accounts payable
Trade and other	$2,835
Associated companies	9,618
Transportation and exchange gas payable	5,933
Notes payable and current maturities of long-term debt	461,000
Accrued taxes, other than income	5,775
Accrued interest	1,358
Deferred revenue	3,854
Reserve for regulatory and other contingencies	2,682
Other	3,309

Total Current Liabilities	496,364

Deferred Credits and Other Liabilities
Other	4,715

Total Deferred Credits and Other Liabilities	4,715

Commitments and Contingencies (Note 8)	-

Stockholder’s Equity
Common stock ($1 par value; 1,000 shares authorized, issued and outstanding)	1
Additional paid-in capital	409,191
Retained earnings	186,366

Total Stockholder’s Equity	595,558

Total Liabilities and Stockholder’s Equity	$1,096,637

The accompanying notes are an integral part of these financial statements.

TRANSWESTERN PIPELINE COMPANY
STATEMENT OF OPERATIONS
(In Thousands)

Year Ended
December 31,
2003
(Restated)
Revenues
Transportation	$178,298
Gas and liquids sold	20,831
Other gas revenues	294

Total Revenues	199,423

Costs and Expenses
Operating and maintenance expenses	60,138
Amortization of regulatory assets	4,631
Depreciation and amortization	24,007
Taxes, other than income taxes	10,908

Total Costs and Expenses	99,684

Operating Income	99,739

Other Income (Expense)
Interest income	419
Interest expense and related charges, net	(38,246)
Other, net	2,468

Total Other Income (Expense)	(35,359)

Income Before Income Taxes	64,380

Income Taxes	25,292

Net Income	$39,088

The accompanying notes are an integral part of these financial statements.

TRANSWESTERN PIPELINE COMPANY
STATEMENT OF STOCKHOLDER’S EQUITY
(In Thousands)

December 31,
2003
(Restated)
Common Stock
Balance, beginning and end of year	$1

Additional Paid-in Capital
Balance, beginning and end of year	409,191

Retained Earnings
Balance, beginning of year	147,278
Net income	39,088
Balance, end of year	186,366

Total Stockholder’s Equity	$595,558

The accompanying notes are an integral part of these financial statements.

TRANSWESTERN PIPELINE COMPANY
STATEMENT OF CASH FLOWS
(In Thousands)

Year Ended
December 31,
2003
(Restated)
Cash Flows From Operating Activities
Adjustments to reconcile net income to net cash provided by operating activities:
Net income	$39,088
Depreciation and amortization	24,007
Amortization of regulatory assets, non-current	5,643
Other assets and liabilities, non-cash adjustments	(2,203)
Amortization of debt costs	10,894
Deferred income taxes	25,780
Changes in operating assets and liabilities:
Receivables	1,730
Payables	(4,878)
Deferred revenue	445
Regulatory and other contingency adjustments	(11,483)
Other current assets / liabilities	(3,588)

Cash Provided by Operating Activities	85,435

Cash Flows From Investing Activities
Additions to property, plant and equipment	(17,095)
Other capital expenditures	(542)

Cash Used in Investing Activities	(17,637)

Cash Flows From Financing Activities
Repayment of debt	(84,000)
Debt issuance costs on debt	(3,167)

Cash Used in Financing Activities	(87,167)

Decrease in Cash and Cash Equivalents	(19,369)

Cash and Cash Equivalents, Beginning of Year	39,926

Cash and Cash Equivalents, End of Year	$20,557

Supplemental Disclosure of Cash Flow Information
Interest paid	$26,163

The accompanying notes are an integral part of these financial statements.

TRANSWESTERN PIPELINE COMPANY

NOTES TO FINANCIAL STATEMENTS

(1)    Nature of Operations and Summary of Significant Accounting Policies

At December 31, 2003, Transwestern Pipeline Company (Transwestern) was a wholly owned subsidiary of Transwestern Holding Company, Inc. (TW Holdings). TW Holdings owned directly 80 percent of the equity of Transwestern, and owned the remaining 20 percent beneficial interest in Transwestern through a voting trust described below (see Note 3). Effective March 31, 2004, pursuant to its plan of reorganization filed with the United States Bankruptcy Court in the Southern District of New York (Bankruptcy Court), Enron Corp. (Enron) and certain of its subsidiaries transferred their interests in TW Holdings, among other assets, to CrossCountry Energy, LLC (CrossCountry), which at the time was a wholly owned subsidiary of Enron. Effective November 17, 2004, CrossCountry became a wholly owned subsidiary of CCE Holdings, LLC (CCE Holdings), which is a joint venture currently owned by subsidiaries of Southern Union Company (Southern Union)(50 percent), GE Commercial Finance Energy Financial Services (GE)(30 percent) and four minority interest owners (20 percent in the aggregate) (see Note 10). All of the voting interests in CCE Holdings are owned by Southern Union and GE. Also, on or about November 17, 2004, Transwestern and certain other affiliated entities were converted to limited liability companies. Transwestern owns and operates approximately 2,400 miles of interstate natural gas pipeline system extending from Texas and Oklahoma, through the San Juan Basin to the California border. Transwestern is a major natural gas transporter to the California border, and delivers natural gas from the east end of its system to Texas intrastate and Midwest markets.

Restatement of Financial Statements

The accompanying financial statements have been restated since their original issuance to: (i) correct an error in the adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” (SFAS No. 142);  (ii) report the write-off of deferred compressor overhaul expenditures as operating and maintenance expenses, rather than as a cumulative effect of a change in accounting principle; and (iii) correct an error in the accounting for deferred taxes under SFAS No. 109, “Accounting for Income Taxes.”

In connection with adopting SFAS No. 142, effective January 1, 2002, Transwestern reclassified to goodwill a net amount of $191.2 million, and ceased amortization of this amount on a prospective basis. The reclassification to goodwill was composed of $438.8 million of excess acquisition cost over the historical net book value of Transwestern’s net assets (the Acquisition Adjustment) that arose from Enron’s acquisition of Transwestern in 1984, less the accumulated amortization and deferred tax liability. The impact of the reclassification at January 1, 2002 was a decrease in property, plant and equipment of $76.0 million, an increase in accumulated depreciation and amortization of $218.1 million and a decrease in deferred tax liability of $102.9 million. Until January 1, 2002, Transwestern reported the Acquisition Adjustment as a component of property, plant and equipment, amortized it over a life consistent with its pipeline assets, ranging from 40 to 57 years, and recorded the related deferred tax liability. Upon reevaluating the appropriate accounting and transition provisions of SFAS No. 142, Transwestern determined that the January 1, 2002 reclassification of amounts to goodwill was an error. The impact on the 2003 financial statements of correcting that error results in: (i) a decrease in beginning retained earnings of $3.9 million; (ii) an increase in net property, plant and equipment of $282.2 million; (iii) a decrease in goodwill of $191.2 million; (iv) an increase in deferred income tax liabilities of $98.8 million; and (v) an increase in net loss of $3.9 million.

Transwestern has also restated its statement of operations for the year ended December 31, 2003 to report its write-off of previously deferred costs associated with compressor overhaul expenditures as a component of operating and maintenance expenses, rather than as a cumulative effect of a change in accounting principle. These costs had been deferred in previous periods under the provisions of SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation.” During 2003, at the time such costs no longer met the criteria under SFAS No. 71 for deferral, they should have been charged directly to expense and not reported as a change in accounting principle. The impact of this restatement is an increase in operating and maintenance expenses of $2.7 million and a decrease in income taxes of $1.1 million. There is no change in Transwestern’s net loss as a result of this restatement.

The financial statements have also been restated to correct the misapplication of SFAS No. 109 in determining the realizability of deferred tax assets. Transwestern previously provided a $23.3 million valuation allowance during 2002 against its NOLs and provided an additional $102.3 million valuation allowance during 2003. Management believed that Enron's potential near-term sale of Transwestern indicated that Transwestern's NOLs, computed on a separate-return basis, would not be utilized by Transwestern prior to its disposition. However, based on an evaluation of expected future taxable income of Transwestern, as a stand-alone taxpayer on a going-concern basis, the appropriate accounting is that such deferred tax assets were fully realizable.  The impact on the 2003 financial statements of correcting that error results in: (i) an increase in beginning retained earnings of $23.3 million; (ii) an increase in net deferred tax assets as of December 31, 2003 of $102.3 million; and (iii) a decrease in income tax expense of $102.3 million with a corresponding effect on net income (loss).   There is no change in Transwestern’s net cash from operating, investing or financing activities as a result of this restatement. Furthermore, Transwestern has reclassified in its 2003 balance sheet $91.2 million from receivable from parent to net deferred tax assets.

A summary of the effects of the restatements and reclassifications noted above on previously reported amounts as of and for the year ended December 31, 2003 is presented below.

	As of and for the Year Ended December 31, 2003
	As Reported	As Restated
Income Statement
Operating and maintenance expenses	$57,435	$60,138
Depreciation and amortization	18,007	24,007
Total costs and expenses	90,981	99,684
Operating income	108,442	99,739
Income before taxes and cumulative effect of change in accounting principle	73,083	64,380
Income tax expense	130,744	25,292
Income (loss) before cumulative effect of change in accounting principle	(57,661)	39,088
Cumulative effect of change in accounting principle, net of taxes	1,652	-
Net income (loss)	(59,313)	39,088

Balance Sheet
Property, plant and equipment, at cost	$991,830	$1,067,854
Accumulated depreciation and amortization	(344,904)	(138,759)
Property, plant and equipment, net	646,926	929,095
Goodwill	191,215	-
Deferred income tax assets	-	26,637
Total assets	1,070,226	1,096,637
Deferred income tax liabilities	91,386	-
Retained earnings	68,569	186,366
Stockholder’s equity	477,761	595,558
Total liabilities and stockholder’s equity	1,070,226	1,096,637

Statement of Stockholder’s Equity
Beginning retained earnings	$127,882	$147,278
Net income (loss)	(59,313)	39,088
Stockholder’s equity	477,761	595,558

Statement of Cash Flows
Net income (loss)	$(59,313)	$39,088
Depreciation and amortization	18,007	24,007
Other assets and liabilities, non-cash adjustments	(4,906)	(2,203)
Deferred income taxes	149,951	25,780
Tax receivable from parent	(18,719)	-

The accompanying notes are an integral part of these financial statements.

Regulatory Accounting

Transwestern is subject to regulation by the Federal Energy Regulatory Commission (FERC). Transwestern’s accounting policies generally conform to SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation.” Accordingly, certain assets and liabilities that result from the regulated ratemaking process are recorded that would not be recorded under U.S. generally accepted accounting principles for nonregulated entities (see Notes 7 and 8).

Revenue Recognition

Revenues consist primarily of fees earned from natural gas transportation services. Reservation revenues on firm contracted capacity are recognized ratably over the contract period. For interruptible or volumetric-based services, revenues are recorded upon the delivery of natural gas to the agreed upon redelivery point. Revenues for all services are generally based on the heating value, denominated in British thermal units of gas delivered or subscribed, at a rate specified in the contract. Recognition of revenues received in advance of delivery of natural gas is deferred until the gas is delivered (see Note 5).

Transwestern is subject to FERC regulations and, as a result, revenues collected during the pendency of a rate proceeding may be required by FERC to be refunded in a final order. Transwestern establishes reserves for these potential refunds, as appropriate. There were no such reserves at December 31, 2003.

Derivative Instruments

Transwestern may engage in price risk management activities and accounts for these under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. Under SFAS No. 133, all derivative instruments are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless the derivatives qualify and are designated as hedges of future cash flows, fair values, net investments or qualify and are designated as normal purchases and sales. For derivatives treated as hedges of future cash flows, the effective portion of changes in fair value is recorded in other comprehensive income until the related hedged items impact earnings. Any ineffective portion of a hedge is reported in earnings immediately. Derivatives designated as normal purchases or sales are recorded and recognized in income using accrual accounting.

During 2003, Transwestern’s commercial contracts were designated normal purchases or normal sales. The contract types designated as normal include: (i) transportation; (ii) purchases of materials and services; (iii) system balancing agreements and third party storage; (iv) operational balancing agreements; and (v) operational gas purchases and sales.

Property, Plant and Equipment

Property, plant and equipment is recorded at its original cost of construction or acquisition. Transwestern capitalizes direct costs, such as labor and materials, and indirect costs, such as overhead and interest associated with capital projects. The cost of repairs is charged to operating and maintenance expenses. Costs of extensions, replacements and renewals of units of property are capitalized. The original cost of property retired is charged to accumulated depreciation and amortization, net of salvage and removal costs. No retirement gain or loss is included in the results of operations except in the case of sales or retirements of operating units.

The provision for depreciation and amortization is computed using the straight-line method based on estimated economic or FERC mandated lives. Transwestern’s composite depreciation rates, ranging generally from 1.2 percent to 10.0 percent, are applied to the FERC functional groups of gross property having similar economic characteristics. Transmission Plant is depreciated at 1.2 percent per year. General Plant is depreciated at 10 percent per year. Intangible Assets are depreciated over lives ranging from 2 to 12 years. The acquisition adjustment is depreciated over the estimated life of the pipeline assets, or approximately 1.4 percent per year.

Impairment losses are recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets’ carrying value. The amount of impairment is measured by comparing the fair value of the asset to its carrying amount.

An accrual of allowance for funds used during construction (AFUDC) is a utility accounting practice calculated under guidelines prescribed by the FERC and capitalized as part of the cost of utility plant. It represents the cost of servicing the capital invested in construction work-in-progress. AFUDC has been segregated into two component parts - borrowed funds and equity funds. The allowance for borrowed and equity funds used during construction totaled $0.1 million during 2003, and is included in Other Income in the accompanying Statement of Operations.

Compressor Overhaul Expenses

During 2003, Transwestern began to expense its compressor overhaul costs in the period incurred as management determined that the deferral of such costs no longer qualified as an asset in accordance with SFAS No. 71. The deferred costs at January 1, 2003 totaling $2.7 million were charged to operating and maintenance expenses in 2003. Overhaul expenses incurred during 2003 totaled $0.9 million.

Transportation and Exchange Gas Imbalances, Net

Natural gas imbalances occur as a result of differences in volumes of gas received and delivered. Transwestern records natural gas imbalance in-kind receivables and payables at the dollar weighted composite average of all current month gas transactions. The imbalances are settled periodically at the request of the party that is owed natural gas. Upon the requested settlement date, the party that owes the natural gas will settle the imbalance, based on the applicable transportation agreement, by either: (i) delivering the required physical volume of natural gas, or; (ii) paying a cumulative dollar value amount as calculated per the operator balancing agreement.

Computer Software

Transwestern’s accounting policy for the costs of computer software (all of which is for internal use only) is to capitalize direct costs of materials and services consumed in developing or obtaining software, including payroll and payroll-related costs for employees who are directly associated with and who devote time to the software project. Costs may begin to be capitalized once the application development stage has begun. All other costs are expensed as incurred. Transwestern amortizes the costs at a rate of 10 percent per year. Impairment is evaluated based on changes in the expected usefulness of the software. Transwestern has capitalized software costs, net of amortization, of $4.1 million at December 31, 2003. Computer software is included in Property Plant and Equipment under Intangible Assets (see Note 4).

Environmental Expenditures

Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Environmental expenditures relating to current or future revenues are expensed or capitalized as appropriate based on the nature of the costs incurred. Liabilities are recorded when environmental assessments and/or clean ups are probable and the costs can be reasonably estimated (see Note 8).

Cash and Cash Equivalents

Transwestern’s cash equivalents consist of highly liquid investments with original maturities of three months or less. The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of these investments.

Intangible Assets

Intangible assets, none of which include goodwill, are recorded at fair value and are amortized to expense over their estimated useful lives. Intangible assets are presented as a component of Property, Plant and Equipment (see Note 4).

Intangible assets with indefinite useful lives are not amortized to expense, but are reviewed for impairment annually and whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the fair value exceeds its carrying value, then the asset is not impaired. If its carrying value exceeds its implied fair value, then an impairment loss equal to the excess is recognized. No impairments of intangible assets were recognized during 2003.

System Gas

Transwestern accounts for system balancing gas using the fixed asset accounting model established under FERC Order No. 581. Under this approach, system gas volumes are classified as fixed assets and valued at historical cost. Encroachments upon system gas are valued at current market prices. Transwestern may sell system gas in excess of its system operational requirements.

Income Taxes

Transwestern accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes,” which provides for an asset and liability approach to accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases (see Note 2).

Recent Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement requires companies to record a liability for the estimated removal costs of assets used in their business where there is a legal obligation associated with removal. The liability is recorded at its fair value, with a corresponding asset that is depreciated over the remaining useful life of the long-lived asset to which the liability relates. An ongoing expense will also be recognized for changes in the value of the liability as a result of the passage of time. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002. Transwestern adopted SFAS No. 143, beginning January 1, 2003. A comprehensive study was made in 2003 by the Company’s Accounting, Right of Way, Legal, Internal Audit, and Operations personnel to identify all Asset Retirement Obligations that are estimable as defined in SFAS No. 143, and it has been determined that the adoption of this standard did not have a financial statement impact at this time. Transwestern will continue to monitor these requirements on an annual basis in the future.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement will require recognition of costs associated with exit or disposal activities when they are incurred rather than when a commitment is made to an exit or disposal plan. Examples of costs covered by this guidance include lease termination costs, employee severance costs associated with a restructuring, discontinued operations, plant closings or other exit or disposal activities. This statement is effective for fiscal years beginning after December 31, 2002, and will impact any exit or disposal activities initiated after January 1, 2003. SFAS No. 146 has not had an impact on Transwestern’s financial position or results of operations.

On October 22, 2004, the American Jobs Creation Act of 2004 (the Act) was signed. The Act raises a number of issues with respect to accounting for income taxes. On December 21, 2004, the FASB issued a FASB Staff Position (FSP) regarding the accounting implications of the Act related to the deduction for qualified domestic production activities (FSP FAS 109-1). The guidance in the FSP applies to financial statements for periods ending after the date the Act was enacted.

In FSP FAS 109-1, “Application of FASB Statement No. 109, ‘Accounting for Income Taxes,’ to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004,” the FASB decided that the deduction for qualified domestic production activities should be accounted for as a special deduction under SFAS No. 109, “Accounting for Income Taxes,” and rejected an alternative view to treat it as a rate reduction. Accordingly, any benefit from the deduction should be reported in the period in which the deduction is claimed on the tax return. In most cases, a company’s existing deferred tax balances will not be impacted at the date of enactment. For some companies, the deduction could have an impact on their effective tax rate and, therefore, should be considered when determining the estimated annual rate used for interim financial reporting. Transwestern is currently evaluating the impact, if any, of this FSP on its financial statements.

In SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29,” the FASB modified the existing guidance on accounting for nonmonetary transactions in Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions,” to eliminate an exception under which certain exchanges of similar productive nonmonetary assets were not accounted for at fair value. SFAS No. 153 instead provides a general exception for exchanges of nonmonetary assets that do not have commercial substance. This statement must be applied to nonmonetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. Transwestern is currently evaluating the impact, if any, of this statement on its financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)    Income Taxes

Tax Agreements

At December 31, 2003, Transwestern was included in the consolidated federal and state income tax returns filed by Enron. Transwestern calculates tax expense on a “separate return basis”, which requires the Company to present current and deferred taxes as if it were a separate taxpayer. Transwestern is party to a Tax Sharing Agreement dated March 31, 2004 (the “2004 Agreement”) and  the 1994 Transwestern Tax Allocation Agreement with Enron (the “1994 Agreement”), for the purpose of apportioning and allocating tax liabilities and deductions among the Enron consolidated group of companies.  The 2004 Agreement also preserved the ability of Transwestern to settle certain amounts for which Enron previously recognized the benefit in its consolidated tax return under the terms of the 1994 Agreement. Such settlement amount is reduced by Transwestern’s generation of current tax expense in periods subsequent to December 31, 2002 and would require settlement immediately prior to Transwestern ceasing to be a member of the Enron consolidated return. No such settlement resulting in a payment from Enron to Transwestern would be effected without prior consent of the Official Committee of Unsecured Creditors of Enron Corp. or any other committee, if any, whether formed pursuant to the Joint Plan of Reorganization of Enron Corp. and its affiliated debtors, as may be amended and supplemented from time to time or otherwise, as a successor to the Committee to represent the interests of the unsecured creditors of Enron in the Chapter 11 cases commenced by Enron and certain of its direct and indirect subsidiaries on or after December 2, 2001. In connection with the CrossCountry Acquisition effective November 17, 2004, the 2004 and 1994 Agreements were terminated and Enron paid $62.5 million to Transwestern in settlement of Transwestern’s rights accumulated under the 1994 Agreement.

Transwestern, as a member of the Enron consolidated tax group, was potentially severally liable for the tax liability of the consolidated group for the years that Transwestern was a member of the group pursuant to Treasury regulation §1.1502-6. Management believes that the Transwestern exposure to Enron’s consolidated tax liability is limited, in part because at the closing of the Purchase Agreement (see Note 10) on November 17, 2004, Transwestern, CrossCountry and the other members of the CrossCountry group were indemnified and held harmless by Enron for any federal or state income tax liabilities in excess of $5.7 million arising from Treasury regulations §1.1502-6.

Net Operating Losses

As of December 31, 2003, Transwestern had accumulated a net operating loss (NOL) totaling $216.8 million. This NOL expires in 2022 and has been calculated based on a separate return basis. No valuation allowance is considered necessary by management given the expected taxable income of Transwestern in future periods.  However, this NOL carryforward, computed on a separate-return basis, would not be available to any successor entity once Transwestern exits the Enron consolidated tax return.

Deferred Taxes

The principal components of Transwestern's net deferred income taxes at December 31, 2003, are as follows (in thousands):

Deferred income tax assets
Regulatory and other reserves	$4,574
Bad debt reserve	74,304
Net operating loss carryforward	216,777
295,655
Deferred income tax liabilities
Depreciation and amortization	(247,139)
Regulatory and other reserves	(17,507)
Other	(4,372)
(269,018)
Net deferred income tax asset	$26,637

Tax Provision

Total income tax expense (benefit) for the year ended December 31, 2003 is summarized as follows: (in thousands):

Payable currently
Federal	$13,082
State	2,373
15,455
Payment deferred
Federal	8,006
State	1,831
9,837
Total income tax expense	$25,292

The differences between taxes computed at the U.S. Federal statutory rate of 35 percent and Transwestern’s effective rate for 2003 are as follows (in thousands):

Statutory federal income tax	$22,533
State income tax, net of federal benefit	2,733
Other	26
Total income tax expense	$25,292

(3)    Long-Term Debt

On November 6, 2003, Transwestern entered into a Consent and Fifth Amendment to Credit Agreement (of its November 13, 2001 $550.0 million revolving credit facility agreement (the 2001 Credit Agreement). The 2001 Credit Agreement was collateralized by all of the common stock of Transwestern and, subject to certain exceptions, all other assets of Transwestern. When the debt was initially incurred in 2001, $412.5 million of the proceeds under the Credit Agreement were loaned to Enron. In addition, Transwestern assumed an Enron obligation of $137.5 million, which was recorded as an additional advance to Enron. The interest rate in effect under the 2001 Credit Agreement at December 31, 2003 was 4.42 percent, based on LIBOR plus 3.25 percent. The estimated fair value of Transwestern's short-term debt at December 31, 2003 was $461.0 million.

The Consent and Sixth Amendment to the 2001 Credit Agreement was executed on March 31, 2004. The Sixth Amendment cured the default created under that agreement by Enron’s registration under PUHCA and amended it to reflect the transfer of the TW Holdings stock to CrossCountry (see Note 10).

As a condition precedent to the 2001 Credit Agreement, Enron completed a corporate restructuring of Transwestern designed to further separate Transwestern from Enron and its other affiliates. This restructuring involved formation of a new stock holding company, TW Holdings, and two voting trusts, TPC Voting Trust and THC Voting Trust (the Trusts), both with Wilmington Trust Co. (Wilmington) as the voting trustee. The Trusts allowed TW Holdings to retain ownership of Transwestern, while effectively giving Transwestern’s lenders a minority voting interest in Transwestern sufficient to block a voluntary bankruptcy. During 2001, Enron Transportation Services (ETS) contributed all of the stock of Transwestern to TW Holdings, in exchange for all of the stock of TW Holdings. ETS then contributed 20 percent of the stock of TW Holdings to THC Voting Trust, in exchange for all of the beneficial interests of THC Voting Trust. TW Holdings then contributed 20 percent of the stock of Transwestern to the TPC Voting Trust in exchange for all of the beneficial interests of that Trust. Both the shares of Transwestern and the beneficial interests of the Trusts were pledged to the lenders.

Transwestern classified its debt as current at December 31, 2003 because, at the time these financial statements were originally issued, there was substantial doubt about Transwestern’s ability to fund its operations from existing cash flows. On May 3, 2004, Transwestern arranged replacement financings for its short-term debt, which was scheduled to mature in November 2004 and, accordingly, provided sufficient cash flows for its operating activities. Transwestern obtained a $150.0 million four-year revolving credit facility and a $400.0 million five-year term loan facility, and used the proceeds to repay the existing indebtedness under the Credit Agreement and finance the ongoing working capital, capital expenditures, and other general corporate requirements of Transwestern. On May 24, 2004, Wilmington canceled both of the voting trusts and no longer has a voting interest in Transwestern, and CrossCountry owns 100 percent of TW Holdings and TW Holdings owns 100 percent of Transwestern.

Effective November 17, 2004, Transwestern entered into new credit agreements for (i) $270.0 million of ten-year senior unsecured notes bearing interest at a fixed rate of 5.39 percent, maturing November 17, 2014, $20.0 million of which will not be drawn down until March 15, 2005; (ii) $250.0 million of twelve-year senior unsecured notes bearing interest at a fixed rate of 5.54 percent, maturing November 17, 2016; and (iii) a $230.0 million credit agreement comprised of a $100.0 million five-year term loan bearing interest at LIBOR plus 75 basis points, maturing November 17, 2009 (the Term Loan) and a $130.0 million five-year revolving credit facility bearing interest at LIBOR plus 75 basis points, due on November 17, 2009 (collectively, the Refinancing). Proceeds from the Refinancing were used to retire the May 2004 debt and to pay distributions to its equity holder totaling $241.7 million (see Note 10). The costs of the Refinancing are amortized to interest expense ratably over the life of each debt instrument.

(4)    Property, Plant and Equipment

The principal components of Transwestern’s Property, Plant and Equipment at December 31, 2003 are as follows (in thousands):

Transmission Plant	$571,644
General Plant	30,403
Intangible Assets	26,036
Construction Work-in-progress	1,004
Acquisition adjustment	438,767
Property, Plant and Equipment, at Cost	1,067,854
Less - Accumulated depreciation and amortization	(138,759)
Property, Plant and Equipment, Net	$929,095

Included in gross property, plant and equipment is an aggregate plant acquisition adjustment of $438.8 million, which represents costs allocated to Transwestern’s transmission plant as a result of its acquisition by Enron in 1984. Currently, this amount is not considered by the FERC in determining tariff rates Transwestern may charge to its regulated customers. The unamortized balance of this adjustment is $282.2 million at December 31, 2003.

Intangible assets from above include the following (in thousands):

	2003	Weighted-average amortization period (in years)
Intangible Assets:
Software licenses	$15,757	10
Contribution in aid of construction	10,279	12
Intangible Assets, at Cost	26,036
Less - Accumulated depreciation and amortization	(12,323)
Intangible Assets - Net	$13,713

Amortization of intangible assets is estimated to be approximately $2.7 million in 2004, $2.4 million in 2005, $2.3 million in 2006, $2.0 million in 2007 and $1.6 million in 2008.

(5)    Accounts Receivable and Related Activity

Transwestern has a concentration of customers in the electric and gas utility industries. This concentration of customers may impact Transwestern’s overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic or other conditions. From time to time, specifically identified customers having perceived credit risk are required to provide prepayments or other forms of collateral to Transwestern. Transwestern sought additional assurances from customers due to credit concerns, and held aggregate prepayments of $3.9 million at the end of 2003. Transwestern’s management believes that the portfolio of receivables, which includes regulated electric utilities, regulated local distribution companies and municipalities, is subject to minimal credit risk.

The following customers accounted for a significant portion of Transwestern’s total revenues during the year ended December 31, 2003 (in millions):

Southern California Gas Company (SoCal)	$50.4
BP Energy Company (BP)	23.3
Pacific Gas and Electric Company (PGE)	17.8

Transwestern had receivables of $4.2 million from SoCal and $1.9 million from BP at December 31, 2003. Transwestern held a prepayment of $1.8 million from PGE at December 31, 2003, which is presented in the accompanying balance sheet as deferred revenue.

At December 31, 2003, Transwestern had fully reserved accounts receivable from bankrupt Enron affiliates (see Notes 9 and 10).

(6)    Employee Benefit Plans

During 2003, the employees of Transwestern were covered under Enron’s benefit plans. During the year ended December 31, 2003, Transwestern was charged $6.2 million for all such benefits. Transwestern’s participation in the Enron benefit plans terminated during November 2004.

Enron maintained a pension plan that was a noncontributory defined benefit plan, the Enron Corp. Cash Balance Plan (the Cash Balance Plan) covering certain Enron employees in the United States and certain employees in foreign countries. The basic benefit accrual was 5 percent of eligible annual base pay. The cost of the Cash Balance Plan charged by Enron to Transwestern was $1.2 million during 2003.

Enron initiated steps to terminate the Cash Balance Plan in 2003. Effective January 1, 2003, Enron suspended the 5 percent benefit accruals under the Cash Balance Plan. Each employee’s benefit continued to accrue interest based on ten-year Treasury Bond yields. The Cash Balance Plan was underfunded at December 31, 2003. If such Plan were to terminate, other than in a standard termination, while underfunded, claims with respect to the underfunded benefit liability could be asserted, jointly and severally, against each member of the Enron “controlled group of corporations” within the meaning of Section 414 of the Tax Code, and certain other Enron affiliates. In addition, Transwestern, as a former participating employer in certain Enron benefit plans, may have indemnity obligations in favor of committee members and others under certain Enron benefit plans that are the subject of litigation asserting, among other claims, breaches of fiduciary duty. On December 31, 2003, Enron filed a motion with the Bankruptcy Court seeking authorization to contribute up to $200.0 million to fund and terminate the Cash Balance Plan and other pension plans of related debtor companies and affiliates. The Bankruptcy Court approved the motion on January 29, 2004. On February 5, 2004, Enron’s Board of Directors voted to amend and terminate the Cash Balance Plan. The Cash Balance Plan’s official termination date was to be May 31, 2004. Before the Plan could be terminated, Enron was required to comply with certain federal regulatory requirements, including filing for necessary approvals and notifying Cash Balance Plan participants of the Plan termination at least 60 days prior to the termination date. Both the Pension Benefit Guaranty Corporation (PBGC) and the Internal Revenue Service (IRS) had to approve the termination of the Plan. In 2003, Transwestern recognized its estimated portion of the expected Cash Balance Plan settlement by recording a $3.2 million current liability, and a charge to operating and maintenance expenses. This liability was increased to $5.9 million in June 2004 as a result of the completion of a third party actuarial calculation. Also in June 2004, the PBGC filed a complaint in the United States District Court for the Southern District of Texas to terminate the Cash Balance Plan and other pension plans of Enron debtor companies and affiliates (the Plans). If the PBGC successfully terminated the Plans in this suit, each member of the Enron “controlled group of corporations” within the meaning of Section 414 of the Tax Code, and certain other Enron affiliates, would be jointly and severally liable, under Title IV of ERISA, for the Plans’ unfunded benefit liabilities. Under certain circumstances, the PBGC may enforce ERISA Title IV liability through the imposition of liens. On September 10, 2004, Enron agreed to deposit $321.8 million in an escrow account to cover, among other things, the unfunded benefit liabilities relating to the Plans. The escrow account was funded with a portion of the proceeds from Enron’s sale of CrossCountry. Under the Purchase Agreement (see Note 10), Transwestern is not required to make further contributions to the Cash Balance Plan, beyond its accrued liability, after the date of the Purchase Agreement. Although there can be no assurance that Transwestern will not have further obligations with respect to the Plans or other Enron benefit plans, Transwestern does not believe that the ultimate resolution of these matters will have a material adverse effect on its financial position, results of operations or cash flows. Under the Purchase Agreement (see Note 10), Enron agreed (subject to a cap) to indemnify and hold harmless Transwestern, CrossCountry and certain other members of the CrossCountry group for, among other things, any joint and several liability arising under Title IV of ERISA or due to Transwestern’s status as a participating employer in certain Enron benefit plans, including the Cash Balance Plan. Transwestern’s net periodic post-employment benefit cost charged by Enron was $0.6 million in 2003.

Transwestern is a participating employer in the Enron Gas Pipelines Employee Benefit Trust (the Trust), a voluntary employees’ beneficiary association under Section 501(c)(9) of the Tax Code, which provides benefits to former employees of Transwestern and certain other Enron affiliates pursuant to the Enron Corp. Medical Plan and the Enron Corp. Medical Plan for Inactive Participants. Enron has made the determination that it will partition the Trust and distribute the assets and liabilities of the Trust among the participating employers of the Trust on a pro rata basis according to the contributions and liabilities associated with each participating employer. The Trust Committee has final approval on allocation methodology for the Trust assets. Enron filed a motion, which has been stayed, which provides that each participating employer expressly assumes liability for its allocable portion of retiree benefits and releases Enron from any liability with respect to the Trust in order to receive the assets of the Trust.

(7)    Rate Matters and Regulatory Issues

Rate matters and regulatory issues are regulated by the FERC, and are subject to the provisions of SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation.” SFAS No. 71 allows companies whose service obligations and prices are regulated to record deferred charges (regulatory assets) representing costs they expect to recover from customers through inclusion in future rates. Likewise, costs recovered that should be excluded from the rate base are recorded as deferred credits (regulatory liabilities). If events were to occur that would make the recovery of these assets and liabilities no longer probable, Transwestern would be required to write down these regulatory assets and liabilities.

The principal components of Transwestern’s regulatory assets at December 31, 2003 are as follows (in thousands):
Current regulatory assets:
Annual cost adjustment	$1,031
Accumulated reserve adjustment	601
AFUDC gross-up	103
Deferred contract reformation costs	1,668
Deferred loss on receivables	760
Litigation costs	867
Purchase gas adjustments alternative rate recovery	537
Other	1,125
$6,692

Noncurrent regulatory assets:
Accumulated reserve adjustment	$44,393
AFUDC gross-up	6,971
Deferred contract reformation costs	1,907
Deferred loss on receivables	1,696
Litigation costs	1,287
Purchase gas adjustments alternative rate recovery	984
Other	5,075
$62,313

At December 31, 2003, substantially all of Transwestern’s regulatory assets are recoverable in rates.

The accumulated reserve adjustment included in the table above resulted from a settlement agreement dated May 2, 1995 (May 2, 1995 Settlement) further described below. The settlement approved Transwestern’s proposal to refunctionalize certain facilities from production and gathering to transmission, and from transmission to production and gathering. As directed by the FERC Order (Docket No. RP95-271-000) issued upon approval of the settlement, Transwestern established a regulatory asset for an accumulated reserve adjustment of $50.1 million, which represents the difference between recorded amounts of accumulated depreciation (determined on a vintage basis) and approved amounts of accumulated depreciation based on remaining reserves related to the gathering facilities. The accumulated reserve adjustment is being amortized at a 1.2 percent annual rate. Concurrent with the amortization, Transwestern records an entry to reduce depreciation expense and reduce accumulated amortization. Management believes that these entries are appropriate based on the intent of the settlement. Transwestern intends to continue to seek recovery of this asset in future rate case filings.

Transwestern is involved in several rate matters and regulatory issues, the significant items of which are discussed below.

Since 1988, Transwestern has filed approximately $278.7 million in transition costs (deferred contract reformation costs) with the FERC under FERC Order Nos. 500 and 528, providing for recovery from customers of approximately $215.5 million. Of total transition costs incurred, $3.6 million remains to be collected as of December 31, 2003 over the period ending October 31, 2006.

In the May 2, 1995 Settlement, Transwestern and certain of its current firm customers also agreed to contract settlement rates through the lives of these customers’ contracts, and agreed that Transwestern would not be required to file a new rate case to become effective prior to November 1, 2006. The settlement was approved on July 27, 1995.

On December 29, 2003, the Securities and Exchange Commission (SEC) denied Enron’s outstanding applications for exemption under the Public Utility Holding Company Act of 1935 (PUHCA). Enron applied for another exemption on December 31, 2003. Under PUHCA, Transwestern was a subsidiary company of a holding company, but was eligible for certain exemptions if such exemptions are applied for by Enron and approved by the SEC.

On February 6, 2004, Enron filed two form U1’s with the SEC, proposing a set of conditions under which Enron would register as a holding company under the Public Utility Holding Company Act of 1935, as amended (PUHCA). On March 9, 2004, Enron amended its form U1 application filings, withdrew its application for exemption filed on December 31, 2003, and filed a form U5A, registering as a public utility holding company under PUHCA. Also on March 9, 2004, the SEC issued orders approving the applications made on the amended form U1’s and the U5A. At that time Transwestern became subject to PUHCA as a “subsidiary company” of a “registered utility holding company.” As of November 17, 2004, as a result of the sale of Transwestern by Enron to CCE Holdings, Transwestern is no longer a subsidiary of a registered utility holding company (see Note 10).

Transwestern filed on April 8, 2004 an application with the FERC for a proposed expansion project (Expansion Project) that will increase incremental capacity by 375,000 dekatherms per day on the San Juan Lateral from the Blanco Hub, located in San Juan County, New Mexico, to the Gallup area located at the interconnection of the San Juan Lateral and Transwestern’s mainline. The Expansion Project will expand Transwestern’s natural gas transmission system through the construction of approximately 72.6 miles of pipeline looping on the existing San Juan Lateral and causing Transwestern to abandon, install, and modify facilities at three existing compressor stations for additional compression totaling 20,000 horsepower. The Expansion Project was approved by the FERC in July 2004, and the facilities are expected to be in-service by mid-2005 at an estimated cost to construct of $145.7 million.

(8)    Commitments and Contingencies

From time to time, in the normal course of business, Transwestern is involved in litigation, claims or assessments that may result in future economic detriment. Transwestern evaluates each of these matters and determines if loss accruals are necessary as required by SFAS No. 5, “Accounting for Contingencies.” Transwestern does not expect to experience losses that would be materially in excess of the amounts accrued at December 31, 2003.

Legal Proceedings

In re Natural Gas Royalties Qui Tam Litigation, MDL Docket No. 1293 (D. Wy), previously Civil Action Nos. 97-D-1421 (D. Colo.) and 97-2087 (E.D. La.) and other consolidated cases. The plaintiff has filed actions against a number of companies, including Transwestern, now transferred to the U.S. District Court for the District of Wyoming, for damages for mis-measurement of gas volumes and Btu content, resulting in lower royalties to mineral interest owners. Transwestern believes that its measurement practices conformed to the terms of its FERC Gas Tariff, which is filed with and approved by FERC. Transwestern’s legal exposure, if any, related to the ultimate resolution of this matter is not currently determinable.

Transwestern Pipeline Company v. Burlington Northern and Santa Fe Railway Company, et al (Case No. CV-2003-180 II, 11th Judicial District Court, McKinley County, New Mexico). Transwestern filed suit against Burlington Northern (Burlington) on May 22, 2003 for damages incurred as a result of a Burlington train derailment on October 29, 2000 and subsequent repair activities. Transwestern filed an amended complaint to specifically include Burlington’s contractors. Burlington has joined Burlington’s contractors and the contractor’s insurers. Discovery is ongoing. This is an insured matter and therefore the claim is being pursued by and on behalf of Transwestern and Transwestern’s underwriters. Transwestern has received payment in the amount of $0.4 million from the underwriters for the insured portion of the claim. Transwestern is pursuing the deductible of $0.5 million, among other damages. The matter was settled in principle at mediation on January 28, 2005.

Transwestern is managing three threatened trespass actions related to right of way (ROW) on Tribal or allottee land. The first action involves an agreement with the United States Department of the Interior, Bureau of Indian Affairs (BIA) covering 44 miles of ROW on a total of 69 Navajo allotments. This ROW agreement expired on January 1, 2004. One allottee, Mr. Leon Gibson, sent a letter dated January 16, 2004 to the BIA claiming Transwestern is trespassing. Discussions are ongoing with the BIA to approve the renewal application, which was filed in October 2002. The second action involves a 1990 Grant of Easement and Right of Way by the Secretary of the Interior covering 6.6 miles of Southern Ute land assigned by Northwest Pipeline Corporation (Northwest Pipeline) to Transwestern in 1996. Application was made to the BIA for approval of that assignment, but no action was taken. On May 27, 2003 and September 2, 2003, counsel for the Southern Ute Tribe sent letters to Transwestern alleging trespass. Under the operative regulations and the underlying agreements, Transwestern believes that the consent of the Tribe is not required to assign the ROW grant from Northwest Pipeline to Transwestern. The third action concerns 5,100 feet of ROW on private allotments within the Laguna Pueblo expired on December 28, 2002. Transwestern received a letter dated March 19, 2003 from the BIA on behalf of the two allottees asserting trespass. Transwestern’s legal exposure related to this matter is not currently determinable.

Rates and Regulatory Matters

In February 2001, Transwestern filed with FERC negotiated rate transactions with Sempra Energy Trading (Sempra) and Richardson Products Company (Richardson) containing index-based rates. The FERC subsequently issued an order that required Transwestern to refund the amounts by which the negotiated rate transactions with Sempra and Richardson exceeded Transwestern's applicable maximum tariff rates. In the order, the FERC stated that Transwestern violated the terms of its FERC Gas Tariff in entering into those transactions. Transwestern subsequently negotiated with its customers a settlement of all pending negotiated rate proceedings with the exception of the rate proceedings in connection with the Red Rock Expansion Project. This settlement has been approved by FERC and Transwestern made the refunds of $9.9 million (including interest of $1.1 million), required by the settlement on March 14, 2003.

On August 1, 2002, the FERC issued an Order to Respond (August 1 Order) to Transwestern. The order required Transwestern, within 30 days of the date of the order, to provide written responses stating why the FERC should not find that: (i) Transwestern violated FERC's accounting regulations by failing to maintain written cash management agreements with Enron; and (ii) the secured loan transactions entered into by Transwestern in November 2001 were imprudently incurred and why the costs arising from such transactions should be passed on to ratepayers. Transwestern filed a response to the August 1 Order and subsequently entered into a settlement with the FERC staff that resolved, as to Transwestern, the issues raised by the August 1 Order. The FERC approved this settlement; however, a group of Transwestern’s customers filed a request for clarification and/or rehearing of the FERC order approving the settlement. This customer group claimed that there is an inconsistency between the language of the settlement agreement and the language of the FERC order approving the settlement. This alleged inconsistency relates to Transwestern’s ability to pass through to its ratepayers the costs of any replacement or refinancing of the secured loan transactions entered into by Transwestern in November 2001. Transwestern filed a response to the customer group’s request for rehearing and/or clarification and this matter is currently awaiting FERC action.

On December 15, 2003, the U.S. Department of Transportation issued a Final Rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the regulation defines as “high consequence areas” (HCA). This rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002, a bill signed into law on December 17, 2002. The rule requires operators to identify HCAs along their pipelines by December 2004, and to have begun baseline integrity assessments, comprised of in-line inspection (smart pigging), hydrostatic testing, or direct assessment, by June 2004. Operators must risk rank their pipeline segments containing HCAs, and have the highest 50 percent assessed using one or more of these methods by December 2007. The balance must be completed by December 2012. The costs of utilizing these methods typically range from a few thousand dollars per mile to well over $15,000 per mile. In addition, some system modifications will be necessary to accommodate the inspections. Because identification and location of all the HCAs has not been completed, and because it is impossible to determine the scope of required remediation activities prior to completion of the assessments and inspections, the cost of implementing the requirements of this regulation is impossible to determine at this time. The required modifications and inspections are estimated to range from approximately $12.0 - $15.0 million per year, with remediation costs in addition to these amounts. A provision in the Settlement described above provides for recovery of some added assessment and repair/replacement capital costs via a special capital surcharge, if certain conditions are met.

Environmental Matters

Transwestern is subject to extensive federal, state and local environmental laws and regulations. These laws and regulations require expenditures in connection with the construction of new facilities, the operation of existing facilities and for remediation at various operating sites. The implementation of the Clean Air Act Amendments is expected to result in increased operating expenses. These increased operating expenses are not expected to have a material impact on Transwestern’s financial position or results of operations.

Transwestern conducts soil and groundwater remediation at a number of its facilities. During 2003 these costs totaled $1.2 million. Using a discount rate of 5 percent, the net present value of the costs over the next five years is expected to be: 2004 - $2.0 million, 2005 - $1.5 million, 2006 - $0.3 million, 2007 - $0.2 million and 2008 - $0.2 million. The net present value of expenditures thereafter is estimated to be $0.7 million for soil and groundwater remediation. The net present value accrual is recognized in other current liabilities and other deferred credits and other liabilities, and the change in such value is charged to operating and maintenance expenses.

Transwestern incurred, and continues to incur, certain costs related to polychlorinated biphenyls (PCBs) that migrated into customer’s facilities. These PCBs were originally introduced into the Transwestern system through use of a PCB-based lubricant in the late 1960’s and early 1970’s. Because of the continued detection of PCBs in the customer’s facilities downstream of Transwestern’s Topock and Needles stations, Transwestern, as part of ongoing arrangements with customers, continues to incur costs associated with containing and removing the PCBs. Costs of these remedial activities during 2003 totaled $1.2 million. Future costs cannot be reasonably estimated because remediation activities are undertaken as claims are made by customers and former customers, and accordingly, no accrual has been established for these costs at December 31, 2003. However, such future costs are not expected to have a material impact on Transwestern’s financial position or results of operations or cash flows.

Capital Commitments and Purchase Obligations

The Department of Revenue of the State of Colorado (DOR) assessed Transwestern $0.6 million in sales and use taxes and $0.7 million in penalties and interest relating to the purchase by Transwestern of an undivided interest in certain pipeline facilities located in Colorado from Northwest Pipeline Corporation. In addition, the DOR assessed Transwestern additional amounts for taxes relating to the use of compressor fuel at facilities located in the State of Colorado. In March 2004, Transwestern and the DOR reached a settlement of this matter. Under the terms of the settlement, Transwestern (i) paid $0.7 million to the DOR to settle the assessment relating to the purchase of the undivided interest in the pipeline facilities; and, (ii) agreed to pay the compressor fuel tax on a prospective basis beginning with the month of February 2004. At December 2003, the accrual is recorded within other current liabilities and charged to taxes, other than income taxes.

One of Transwestern’s affiliates participated in the 1992 acquisition of a license to operate a natural gas pipeline in Argentina. Transwestern guaranteed certain limited performance obligations of that affiliate to certain joint venture partners of that affiliate and has agreed to provide technical support to that affiliate in connection with the operation of the pipeline. In addition, at the time of the acquisition, Transwestern was deemed to be part of the “economic group” of Enron-controlled companies and Transwestern’s net worth was used to satisfy certain net worth requirements established by the Argentine government relating to the acquisition of the license to operate such pipeline. Upon the closing of the Purchase Agreement (see Note 10) on November 17, 2004, Transwestern and certain of its affiliates were indemnified and held harmless by Enron against third-party claims relating to Transwestern’s participation in this project, other than liabilities that result from any action or inaction by Transwestern that is not in accordance with certain performance standards agreed upon by Enron and Transwestern’s parent company. In addition, on April 16, 2004, the joint venture participants in the project granted Transwestern a release from any liability of Transwestern to such participants as a result of Transwestern being considered part of the Enron economic group. This release has been approved by the bankruptcy court.

Transwestern has operating leases, some of which are CPI adjusted, which extend existing rights-of-way along its natural gas pipeline system. Lease payments charged to expense were $0.9 million during 2003. Future minimum payments under non-cancelable leases are as follows (in millions):
Year Ending	Operating
December 31	Leases
2004	$3.0
2005	3.2
2006	3.2
2007	3.2
2008	3.2
Thereafter	6.0
Total	$21.8

Included in the above schedule is a six-year lease agreement that commenced January 1, 2004 and includes annual payments of $2.3 million. The remainder of lease expense pertains to a 20-year lease agreement with annual payment requirements of $0.3 million which became effective on December 28, 2002.

(9)    Related Party Transactions

On December 2, 2001, Enron and certain of its subsidiaries filed voluntary petitions under Chapter 11 of the Bankruptcy Code. As a result, a $784.7 million note receivable from Enron was reserved due to the uncertainty regarding Enron’s ability to repay. In 2002, the value of the receivable was determined by Transwestern management to be substantially impaired. As a result, the receivable was completely written off against the reserve for book purposes and 80 percent ($628.5 million) was written off for tax purposes creating a $240.8 million NOL carry forward. Enron has utilized a portion of this NOL in its consolidated tax return.

At December 31, 2003, Transwestern had $34.1 million of receivables from bankrupt Enron affiliates that were fully reserved (see Note 10).

Transwestern has entered into compression services agreements with Enron Compression Services Company (ECS), an Enron affiliate that is not in bankruptcy. The agreements require Transwestern to pay ECS a compression service charge in cash and in-kind to provide electric horsepower capacity and related horsepower hours to be used to operate the Bisti, Bloomfield, and Gallup electric compressor stations located in New Mexico. ECS is required to pay Transwestern a monthly fee to operate and maintain the facilities. Transwestern and ECS entered into a Purchase and Settlement Agreement and Mutual Release dated April 30, 2004 (the Purchase and Settlement Agreement). The Purchase and Settlement Agreement (i) caused the sale of certain motor and drive systems of ECS to Transwestern; and (ii) amended and restated the agreements between Transwestern and ECS. Effective December 1, 2004, ECS assigned all of its interest in the compression services agreements to Paragon ECS Holdings, LLC, a non-affiliated entity.

Related to Enron’s bankruptcy, the bankruptcy judge authorized an overhead expense allocation methodology on November 25, 2002. Transwestern’s final allocation for 2003 has not been determined at this time. In compliance with the authorization, recipient companies subject to regulation and rate base constraints may limit amounts remitted to Enron to an amount equivalent to 2001, plus quantifiable adjustments. Transwestern has invoked this regulation and rate base constraint limitation in the calculation of expenses accrued for 2003. Transwestern accrued administrative expenses from Enron and affiliated service companies of approximately $11.5 million during 2003. These costs are based on usage, or where no direct method is reasonable, Transwestern’s components of gross property, plant and equipment, gross margin and annualized payroll as a percentage of all Enron companies.

Effective November 17, 2004, Transwestern distributed as a dividend to its parent, its rights, title, interest and claims with respect to Enron and certain of its bankrupt subsidiaries, totaling approximately $824.6 million. This dividend had no effect on Transwestern’s financial statements as such rights, title, interest and claims had been written off in prior years. Also effective November 17, 2004, Transwestern refinanced its outstanding debt and paid distributions to its equity holder totaling $241.7 million (see Note 10).

(10)    Subsequent Events

Effective March 31, 2004, the CrossCountry formation transaction closed, in which certain Enron equity interests in TW Holdings were transferred to CrossCountry in exchange for interests in CrossCountry. Transwestern is a wholly-owned subsidiary of TW Holdings, and TW Holdings is a wholly owned subsidiary of CrossCountry.

On May 3, 2004, Transwestern arranged replacement financings for its short-term debt, which was scheduled to mature in November 2004. Transwestern obtained a $150.0 million four-year revolving credit facility and a $400.0 million five-year term loan facility, with the proceeds used to repay the indebtedness under its 2001 Credit Agreement and finance the ongoing working capital, capital expenditures, and other general corporate purposes of Transwestern.

Effective November 17, 2004, CrossCountry was acquired by CCE Holdings, a joint venture owned by subsidiaries of Southern Union (50 percent), GE (30 percent) and four minority interest holders (20 percent in the aggregate). All of the voting interests are owned by Southern Union and GE. At or about the time of the acquisition, among other things:

•	Transwestern, along with certain other affiliated entities, was converted to a limited liability company (LLC). As a single-member LLC, Transwestern is a disregarded entity for federal income tax purposes, and will be included in the Federal Partnership tax return of CCE Holdings;

•	Transwestern refinanced its outstanding debt and paid distributions to its equity holder as described below;

•	Transwestern and Enron terminated the 2004 Tax Sharing Agreement and the 1994 Tax Allocation Agreement, with each party releasing the other from any further rights, obligations or liabilities (see Note 2). In connection with this termination, Enron paid Transwestern $62.5 million, representing the net amount due for, among other things, the remaining tax receivable that arose under this agreement in prior years;

•	Transwestern’s rights, title and interest in its claims against Enron and certain of its bankrupt subsidiaries, totaling approximately $824.6 million, were transferred in the form of a dividend to its equity owners prior to the acquisition of CrossCountry by CCE Holdings;

•	Under a Guaranty Agreement with Enron and certain of its subsidiaries, CrossCountry and certain of its subsidiaries (including Transwestern) jointly and severally guaranteed all obligations of CCE Holdings related to the Purchase Agreement defined below.

The Consent and Sixth Amendment to the Credit Agreement was executed on March 31, 2004. The Sixth Amendment cured the default created by Enron’s registration under PUHCA and amended the Credit Agreement to reflect the transfer of the TW Holdings stock to CrossCountry.

Effective November 17, 2004, Transwestern entered into credit agreements for (i) $270.0 million of ten-year senior unsecured notes bearing interest at a fixed rate of 5.39 percent, maturing November 17, 2014, $20.0 million of which will not be drawn down until March 15, 2005; (ii) $250.0 million of twelve-year senior unsecured notes bearing interest at a fixed rate of 5.54 percent, maturing November 17, 2016; and (iii) a $230.0 million credit agreement comprised of a $100.0 million five-year term loan bearing interest at LIBOR plus 75 basis points, maturing November 17, 2009 (the Term Loan) and a $130.0 million five-year revolving credit facility bearing interest at LIBOR plus 75 basis points, due on November 17, 2009, (collectively, the Refinancing). Proceeds from the Refinancing were used by Transwestern to retire the May 2004 debt and to pay distributions to its equity holder totaling $241.7 million. No principal payments are required under any of the new debt agreements prior to their respective maturity dates. The Term Loan is collateralized with substantially all of the assets and the capital stock of Transwestern.

In November 2004, the FERC issued an industry-wide Proposed Accounting Release that, if enacted as written, would require pipeline companies to expense rather than capitalize certain costs related to mandated pipeline integrity programs. The accounting release is proposed to be effective January 2005 following a period of public comment on the release. Transwestern already expenses such costs.

Effective December 16, 2004, Citicorp North America, Inc. (Citicorp) claimed, in its capacity as the Paying Agent and Co-Administrative Agent, that any recovery in the litigation captioned Enron Corp. et al. v. Citigroup, Inc. et al. (In re Enron Corp. et al.), adv. No. 03-93611 (AJG), ch. 11 no. 01-16034 (AJG) (Bankr. S.D.N.Y. filed Dec. 1, 2003) (the Litigation), together with legal fees and expenses incurred by Citicorp in defending the Litigation, would be indemnity obligations (the Obligations) of Transwestern under its Credit Agreement dated November 13, 2001. Under the terms of the Purchase Agreement, dated June 24, 2004 (as amended by that certain Amendment No. 1 to Purchase Agreement, dated September 1, 2004, and that certain Amendment No. 2 to Purchase Agreement, dated November 11, 2004), CCE Holdings and certain of its subsidiaries (including Transwestern) are indemnified against the Obligations by Enron and certain of its subsidiaries. Accordingly, the Company does not believe that it has any material liability from Citicorp’s claims.